EXHIBIT 99.1
CONNETICS NAMES LUIS PEÑA VICE PRESIDENT, PROJECT MANAGMENT
Reports New Option Grant under NASDAQ Marketplace Rule 4350
PALO ALTO, Calif. (August 22, 2005) — Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, announced today that it has named Luis C. Peña to the position of Vice President, Project Management. Mr. Peña will be primarily responsible for comprehensive management and support of product development programs and direct leadership of top priority projects.
Mr. Peña joins Connetics from Nuvelo, Incorporated where he was Vice President of Product Development. Prior to joining Nuvelo, Mr. Peña was a Senior Director of Project Planning and Management for Theravance, Incorporated. Mr. Peña brings to Connetics over 19 years of broad industry experience with over 12 years spent managing and leading development teams and programs.
Additionally, the Company’s Board of Directors approved an inducement grant to Mr. Peña of a non-qualified stock option to purchase 30,000 shares of Connetics’ common stock. This option award was granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) and with the following material terms: (a) an exercise price of $17.78 which is equal to the fair market value of Connetics’ common stock on the grant date (August 22, 2005), (b) a term of 10 years, and (c) a vesting schedule providing that the option is exercisable as to 1/8th of the total grant on the six-month anniversary of Mr. Peña’s hire, and 1/48th of the total grant each month thereafter until the grant is fully vested.
About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxiq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules and Evoclin™ (clindamycin) Foam, 1%. Connetics is developing Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne, Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis, Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis and Extina®, a foam formulation of the antifungal drug ketoconazole. Connetics’ product formulations aim to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Company Contact:
Patrick O’Brien Senior Director, Investor Relations (650) 739-2950 pobrien@connetics.com	Bruce Voss or Zachary Bryant Lippert/Heilshorn & Associates (310) 691-7100 imcguinness@lhai.com

# # #